                                                                Exhibit 99(a)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)

                                       of

                                Microtest, Inc.

                                       by

                           Phoenix Acquisition Corp.
                      an indirect, wholly-owned subsidiary

                                       of

                              Danaher Corporation

                                       at

                              $8.15 Net Per Share

       The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, July 19, 2001, unless the offer is extended.

   A summary of the principal terms of the offer appears on pages (ii) through
(iv). You should read this entire document carefully before deciding whether to tender your shares.

June 21, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 Summary of the Offer.......................................................   ii

 Introduction...............................................................    1

  1. Terms of the Offer....................................................     2

  2. Acceptance for Payment and Payment....................................     5

  3. Procedures for Accepting the Offer and Tendering Shares...............     6

  4. Withdrawal Rights.....................................................     8

  5. Material U.S. Federal Income Tax Consequences.........................     9

  6. Price Range of the Shares; Dividends..................................    10

  7. Possible Effects of the Offer on the Market for the Shares; Nasdaq
      National Market Listing; Securities Exchange Act Registration; Margin
      Regulations..........................................................    10

  8. Information Concerning Microtest......................................    12

  9. Information Concerning Danaher and the Purchaser......................    12

 10. Background of the Offer; Contacts with Microtest......................    13

 11. Purpose of the Offer; the Merger Agreement; Change of Control
      Agreements; Confidentiality Agreement; Statutory Requirements;
      Appraisal Rights; Plans for Microtest; "Going Private" Transactions..    15

 12. Source and Amount of Funds............................................    28

 13. Dividends and Distributions...........................................    29

 14. Conditions of the Offer...............................................    29

 15. Legal Matters; Required Regulatory Approvals..........................    31

 16. Fees and Expenses.....................................................    33

 17. Miscellaneous.........................................................    34

Schedule I--Directors and Executive Officers of Danaher and the Purchaser

                              SUMMARY OF THE OFFER

Principal terms

 . Danaher Corporation ("Danaher"), through its indirect, wholly-owned subsidiary Phoenix Acquisition Corp. (the "Purchaser"), is offering to buy all outstanding shares of Microtest, Inc. ("Microtest") common stock for $8.15 per share, net to you in cash, upon the terms and subject to the conditions contained in this offer to purchase and in the related letter of transmittal. Tendering stockholders will not have to pay brokerage fees or commissions. Stockholders who hold their shares through a broker or bank should consult that institution as to whether it charges any service fees or commissions.

 .  The offer is the first step in our plan to acquire all of the outstanding
   Microtest shares, as provided in our merger agreement with Microtest. If the offer is successful, we will acquire any remaining shares of Microtest common stock for $8.15 per share in cash in a later merger. If we acquire at least 90% of the outstanding shares, we intend to cause the merger to become effective without a meeting of the stockholders of Microtest in accordance with Section 253 of the General Corporation Law of the State of Delaware. The stockholders of Microtest will have appraisal rights in the merger.

 .  The initial offering period of the offer will expire at 12:00 midnight, New
   York City time, on Thursday, July 19, 2001, unless we extend the offer.

 . If we decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the offer.

Microtest board recommendation

The board of directors of Microtest unanimously:

  . determined that the merger agreement and each of the transactions contemplated thereby, including each of the offer and the merger, are advisable, fair to and in the best interests of Microtest and its stockholders,

  . approved the offer and the merger and adopted the merger agreement in accordance with the General Corporation Law of the State of Delaware, and

  . recommends that the stockholders of Microtest accept the offer and tender their shares pursuant to the offer.

Conditions

We are not required to complete the offer unless:

 . we receive U.S. federal antitrust clearance and approval from certain foreign antitrust authorities for the offer, and

 . at least a majority of the shares of common stock of Microtest outstanding on a fully diluted basis on the date of purchase are validly tendered and not withdrawn prior to the expiration of the offer. As used in this Offer to Purchase, "fully diluted basis" means the number of shares then outstanding, plus all shares issuable upon the conversion of any then outstanding convertible securities or upon the exercise of any then outstanding options, warrants or rights.

   Other conditions to the offer are described at pages 29 through 31. The offer is not conditioned on Danaher obtaining financing.

Procedures for tendering

   If you wish to accept the offer, this is what you must do:

  . If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 6 through 8 of this document.

  . If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, D.F. King & Co., Inc., toll-free at 800-207-2872 for assistance. See page 7 for further details.

  . If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your Microtest shares be tendered.

Withdrawal rights

   If, after tendering your shares in the offer, you decide that you do not want to accept the offer, you can withdraw your shares by so instructing the depositary in writing before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Microtest shares. See pages 8 and 9 for further details.

Subsequent offering period

 . We may give stockholders who do not tender in the offer another opportunity to tender at the same price in a subsequent offering period. Although we do not currently intend to include a subsequent offering period, we reserve the right to do so.

 . Any subsequent offering period will begin on the day we announce that we have purchased shares in the offer and last for at least three business days. We may extend the subsequent offering period, but it will not last more than 20 business days in total.

 .  There would be no withdrawal rights in any subsequent offering period.

Recent Microtest trading prices; subsequent trading

 .  The closing price for shares of Microtest common stock was:

  . $4.20 per share on June 12, 2001, the last trading day before we announced the merger agreement with Microtest, and

  . $7.98 per share on June 20, 2001, the last full trading day before the printing of these materials.

 . The trailing 20 trading day average closing price for shares of Microtest common stock was $3.585 per share as of June 12, 2001.

Before deciding whether to tender, you should obtain a current market quotation for the shares.

 . If the offer is successful, we expect the shares of Microtest common stock to continue to be traded on the Nasdaq National Market until the time of the merger, although the trading volume may be below its pre-offer level. Following the merger, the shares will no longer trade on the Nasdaq National Market.

Further information

 .If you have questions about the offer, you can call our Information Agent:

                             D.F. King & Co., Inc.

                 Banks and Brokers Call Collect: (212) 269-5550
                   All others call Toll Free: (800) 207-2872

To:  All Holders of Shares of Common Stock of Microtest, Inc.

                                  INTRODUCTION

   The Purchaser, an indirect, wholly-owned subsidiary of Danaher, is offering to purchase all outstanding shares of common stock of Microtest, together with the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of April 4, 2001, as amended through June 12, 2001, between Microtest and American Stock Transfer & Trust Company as Rights Agent (the "Rights Agreement"), at a purchase price of $8.15 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The "Offer" includes any subsequent offering period, as described in Section 1. "Share" means a share of Microtest common stock, together with the associated preferred share purchase rights.

   You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether or not they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of SunTrust Bank, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   The board of directors of Microtest has unanimously determined that the Merger Agreement (as defined herein) and each of the transactions contemplated thereby, including each of the Offer and the Merger (as defined herein), are advisable, fair to and in the best interests of Microtest and its stockholders, approved the Offer and the Merger and adopted the Merger Agreement in accordance with the General Corporation Law of the State of Delaware, and recommends that the stockholders of Microtest accept the Offer and tender their Shares pursuant to the Offer.

   We are not required to purchase any Shares unless at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and to the prior written consent of Microtest), which we presently have no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer is also subject to certain other terms and conditions. See Sections 1, 14, and 15.

   We are making the Offer under the Agreement and Plan of Merger, dated as of June 12, 2001, by and among Microtest, Danaher and the Purchaser (the "Merger Agreement"). Following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will merge with and into Microtest (the "Merger"), with Microtest continuing as the surviving corporation. In the Merger, each outstanding Share (other than (a) any Shares held by Danaher, the Purchaser, any wholly-owned subsidiary of Danaher or the Purchaser, in the treasury of Microtest or by any wholly-owned subsidiary of Microtest, which Shares, by virtue of the Merger and without any action on the part of the holders of those Shares, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (b) Shares held by a holder who has not voted in favor of the Merger and who has demanded appraisal for those Shares in accordance with the General Corporation Law of the State of Delaware (the "GCL")) will be converted into the right to receive $8.15, net in cash, or any higher price that may be paid in the Offer, without interest (the "Merger Consideration"). Section 11 contains a more detailed description of the Merger Agreement. Section 5 describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

   SG Cowen Securities Corporation, Microtest's financial advisor ("SG Cowen"), has delivered to the board of directors of Microtest a written opinion that, as of the date of the Merger Agreement and based on and subject to the assumptions and limitations described in the opinion, the consideration to be paid in the Offer and the Merger was fair, from a financial point of view, to the stockholders of Microtest. A copy of the opinion of SG Cowen, setting forth the assumptions made, procedures followed, other matters considered and limits on review by SG Cowen, is included with Microtest's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this document. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by SG Cowen.

   Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by Microtest's stockholders. See Section 11.

   Microtest has advised us that, to its knowledge, all of its executive officers and directors intend to tender all Shares that they own of record or beneficially in the Offer (other than Shares that they have the right to purchase by exercising stock options and Shares, if any, that if tendered would cause them to incur liability under the short-swing profits provisions of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act")).

   Microtest has informed us that, as of the close of business on June 11, 2001, there were 8,576,540 Shares issued and outstanding, no shares of preferred stock outstanding and 1,466,674 Shares reserved for issuance upon the exercise of outstanding stock options and reserved for issuance under the Microtest, Inc. Employee Stock Purchase Plan.

   The Offer is conditioned upon the fulfillment of the conditions described in
Section 14. The initial offering period of the Offer will expire at 12:00 midnight, New York City time, on Thursday, July 19, 2001, unless we extend it.

   This Offer to Purchase and the related Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.

1.  Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Thursday, July 19, 2001, unless we, in our sole discretion, or as may be required by the Merger Agreement, extend the period of time for which the initial offering period of the Offer is open, in which case "Expiration Date" will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

   Subject to the terms of the Merger Agreement (see Section 11 of this Offer to Purchase) and the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the Offer by giving oral or written notice of such extension to the Depositary and by making a public announcement as described below; provided, however, that in the event that (1) the required waiting period under U.S. federal antitrust laws or under material applicable foreign statutes or regulations, in each case to the extent such waiting period suspends the right to close the transactions contemplated by the Merger Agreement, have not expired or been terminated, we are required to extend the Offer until the earlier of such expiration or termination or September 30, 2001, or (2) the consummation of the Offer is prohibited or is materially limited pursuant to applicable laws or pending legal actions (as set forth in paragraphs (a) and (b) of Annex I to the Merger Agreement), we are required to extend the Expiration Date for additional periods until the earliest of (A) five business days after the time such limitations no longer exist, (B) such time at which such limitations have become final and non-appealable, or (C) September 30, 2001. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See Section 4.

   Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to (a) delay purchase of or, regardless of whether we previously purchased any Shares, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 15; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any Event specified (and defined) in Section 14; and (c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and by making a public announcement as described below. We acknowledge (a) that Rule 14e-1(c) under the Securities Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any Event specified in Section 14 without extending the period of time during which the Offer is open. The rights we reserve in this paragraph are in addition to our rights pursuant to Section 14.

   Subject to the terms of the Merger Agreement, we have the right, in our sole discretion, to modify and make changes to the terms and conditions of the Offer, except that we have agreed that we will not, without the prior written consent of Microtest:

  .  decrease the price per share to be paid pursuant to the Offer;

  .  change the form of consideration payable in the Offer;

  .  decrease the number of Shares sought to be purchased in the Offer;

  .  impose additional conditions to the Offer;

  .  waive the Minimum Condition; or

  . amend any other term of the Offer in any manner adverse to the holders of Shares.

   However, the Merger Agreement also provides that, without the consent of Microtest, we may (1) extend the Offer from time to time, if at the Expiration Date any of the conditions to the Offer are not satisfied or have not been waived by the Purchaser, (2) extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions, if as of the Expiration Date all of the conditions to the Offer are satisfied and more than 70% but less than 90% of the outstanding Shares have been validly tendered and not withdrawn in the Offer; and (3) provide a subsequent offering period after the Expiration Date, in accordance with and subject to the requirements of Rule 14d-11 under the Securities Exchange Act. We have agreed that, upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, all Shares validly tendered and not withdrawn prior to the expiration of the Offer as promptly as practicable after expiration of the Offer.

   Any extension, delay, termination, waiver or amendment of the Offer or commencement or extension of a subsequent offering period will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension of the Offer or the commencement or extension of a subsequent offering period, will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) promulgated under the Securities Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   As of the date of this Offer to Purchase, the associated preferred share purchase rights do not trade separately. Accordingly, by tendering Shares, you are automatically tendering a similar number of preferred share purchase rights. If, however, the preferred share purchase rights detach and separate right certificates are issued, tendering shareholders will be required to deliver rights certificates with the shares.

   If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Securities Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or the percentage of the class of securities sought, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition.

   Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the other conditions set forth in
Section 14. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions, except for the Minimum Condition. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, in the exercise of our good faith judgment, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that we waive any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

   Microtest has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

   Subsequent Offering Period. We reserve the right (but are not obligated) in accordance with the Merger Agreement and applicable rules and regulations of the SEC, to provide a subsequent offering period of three business days to 20 business days after the expiration of the initial offering period of the Offer and our purchase of Shares tendered in the Offer. A subsequent offering period would give stockholders who do not tender in the initial offering period of the Offer another opportunity to tender their Shares and receive the same offer price. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. If we elect to provide a subsequent offering period, we will disseminate additional tender offer materials. During a subsequent offering period, stockholders will not have withdrawal rights, and we will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

2.  Acceptance for Payment and Payment.

   Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section
14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

   For information with respect to approvals that we are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15.

   In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

   "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

   For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

   Under no circumstances will we pay interest on the purchase price for Shares.

   If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that we purchase in the Offer, whether or not the Shares were tendered before the increase in price.

   We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

   Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of the subsequent offering period, as the case may be, and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date or the expiration of the subsequent offering period, as the case may be, or (b) you must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the certificates. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date or the expiration of the subsequent offering period, as the case may be, or you must comply with the guaranteed delivery procedure set forth below.

   Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act) (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

   Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

     (a) your tender is made by or through an Eligible Institution;

     (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

     (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

   You may deliver the Notice of Guaranteed Delivery by hand or mail or by facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Guaranteed delivery procedures are not available in the subsequent offering period.

   Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

   Backup U.S. Federal Income Tax Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer or the Merger, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 included in the Letter of Transmittal and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or you fail to provide the certifications described above, the IRS may impose a penalty on you and the payment of cash to you pursuant to the Offer or the Merger may be subject to backup withholding of 31% of the amount of such payment. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary).

   Certain stockholders, including certain corporations and foreign individuals and entities, are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, however, the stockholder must submit, if eligible, an appropriate Form W-8 attesting to the stockholder's exempt status. See Instruction 9 of the Letter of Transmittal.

   Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Microtest's stockholders, or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of Microtest's stockholders.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

   Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Danaher, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4.  Withdrawal Rights.

   Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 19, 2001. You may not withdraw Shares during any subsequent offering period. See Section 1.

   If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share

Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in
Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Danaher, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Material U.S. Federal Income Tax Consequences.

   Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you will generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset). Any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year, or will be short term if, as of such date, you have held such Shares for one year or less. A stockholder's ability to use capital losses to offset ordinary income is limited.

   Under U.S. federal income tax backup withholding rules, unless an exemption applies, we will be required to withhold 31% of all payments to which you are entitled pursuant to the Offer or the Merger, unless you provide a taxpayer identification number and certify under penalties of perjury that the number is correct. If you are an individual, the taxpayer identification number is your social security number. If you are not an individual, the taxpayer identification number is your employer identification number. A stockholder that does not furnish its correct taxpayer identification number, or that does not otherwise establish a basis for an exemption from backup withholding, may be subject to a penalty imposed by the IRS. You should complete and sign the Substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS.

   The foregoing U.S. federal income tax discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities, and entities that are otherwise subject to special tax treatment under the Internal Revenue Code, such as insurance companies, tax-exempt organizations, regulated investment companies and financial institutions. This discussion may also not be applicable to stockholders that are subject to special tax rules based on their own individual circumstances.

   The U.S. federal income tax discussion set forth above is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. You are urged to consult your own tax advisor with respect to the tax consequences of the Offer and the Merger, including the application and effect of state, local or foreign income or other tax laws.

6.  Price Range of the Shares; Dividends.

   The Shares are traded on the Nasdaq National Market under the symbol "MTST". The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market.

                                MICROTEST, INC.

                                                                    High   Low
                                                                   ------ -----
Fiscal Year ended December 31, 1999
First Quarter..................................................... $ 4.13 $2.13
Second Quarter....................................................   3.00  2.00
Third Quarter.....................................................   5.75  2.25
Fourth Quarter....................................................  13.00  3.13

Fiscal Year ended December 31, 2000
First Quarter..................................................... $19.75 $7.25
Second Quarter....................................................  14.75  5.67
Third Quarter.....................................................  12.50  4.03
Fourth Quarter....................................................   4.94  2.38

Fiscal Year ending December 31, 2001
First Quarter..................................................... $ 5.00 $2.44
Second Quarter (through June 19, 2001)............................   8.05  2.03

   No cash dividends have been declared or paid on any of the Shares during the quarters indicated. In addition, under the terms of the Merger Agreement, Microtest is not permitted to declare or pay dividends with respect to any of the Shares prior to the time the Merger becomes effective (the "Effective Time"). See Section 13.

   On June 12, 2001, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the Nasdaq National Market for the Shares was $4.20 per Share. The trailing 20 trading day average closing price for the Shares was $3.585 per Share as of June 12, 2001. On June 20, 2001, the last full day of trading prior to the printing of this Offer to Purchase, the reported closing price on the Nasdaq National Market for the Shares was $7.98 per Share.

   Stockholders are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Nasdaq National Market Listing; Securities Exchange Act Registration; Margin Regulations.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

   Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq National Market for continued inclusion in the Nasdaq National Market. According to the Nasdaq National Market's published guidelines, the Shares would not meet the criteria for continued inclusion in the Nasdaq National Market if, among other things, (a) the number of publicly-held Shares were less than 750,000, (b) the aggregate market value of the publicly-held Shares were less than $5 million, or (c) there were less than two market makers for the Shares. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet these standards and the Shares were no longer quoted on the Nasdaq National Market, the market for the Shares could be adversely affected.

   If the Shares were no longer quoted on the Nasdaq National Market, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

   Securities Exchange Act Registration. The Shares are currently registered under the Securities Exchange Act. The purchase of Shares by the Purchaser pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Shares under the Securities Exchange Act may be terminated upon application by Microtest to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Securities Exchange Act would substantially reduce the information that Microtest is required to furnish to its stockholders and the SEC and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) of the Securities Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Securities Exchange Act and the related requirement of an annual report, no longer applicable to Microtest. If the Shares are no longer registered under the Securities Exchange Act, the requirements of Rule 13e-3 promulgated under the Securities Exchange Act with respect to "going private" transactions would no longer be applicable to Microtest. In addition, the ability of "affiliates" of Microtest and persons holding "restricted securities" of Microtest to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq National Market reporting. We believe that the purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act, and it would be our intention to cause Microtest to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

   If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and inclusion of the Shares on the Nasdaq National Market will be terminated following the completion of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.  Information Concerning Microtest.

   Microtest is a Delaware corporation with its principal executive offices located at 4747 North 22nd Street, Phoenix, Arizona 85016. Microtest's telephone number is 602-952-6400.

   The following description of Microtest and its business has been taken from Microtest's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and is qualified in its entirety by reference to Microtest's Annual Report on Form 10-K for the fiscal year ended December 31, 2000:

   Microtest is a leading producer of network test and measurement products. Microtest also previously produced products relating to network storage and appliance servers, but has either sold or shut down all segments of this portion of its business.

   Microtest files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Microtest's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

   Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Microtest or any of its subsidiaries or affiliates or for any failure by Microtest to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  Information Concerning Danaher and the Purchaser.

   Danaher is a Delaware corporation with principal executive offices located at 2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C. 20006-1813. Danaher's telephone number is 202-828-0850. Danaher designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal businesses: process/environmental controls and tools and components.

   The Purchaser's principal executive offices are located care of Danaher at 2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C. 20006-1813. The Purchaser is a newly formed Delaware corporation and an indirect, wholly-owned subsidiary of Danaher. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

   Danaher is subject to the information and reporting requirements of the Securities Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Danaher's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), principal holders of Danaher's securities, any material interests of such persons in transactions with Danaher and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Danaher's stockholders and filed with the SEC. You may inspect or copy these reports, proxy statements and other information at the SEC's public reference facilities and they should also be available for inspection in the same manner as set forth with respect to Microtest in Section 8.

   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Danaher and the Purchaser are set forth in Schedule I hereto.

   Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (a) neither we nor, to our knowledge after reasonable inquiry, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Microtest; (b) neither we nor, to our knowledge after reasonable inquiry, any of the persons or entities referred to in clause (a) above or any of our associates or majority-owned subsidiaries has effected any transaction in the Shares or any other equity securities of Microtest during the past 60 days; (c) neither we nor, to our knowledge after reasonable inquiry, any of the persons listed in
Schedule I hereto, has any agreement, arrangement or understanding with any other person with respect to any securities of Microtest (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) since June 1, 1999, there have been no transactions which would require reporting under the requirements of Schedule TO between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Microtest or any of its executive officers, directors or affiliates, on the other hand; and (e) since June 1, 1999, there have been no material contacts, negotiations or transactions between us or any of our subsidiaries or, to our knowledge after reasonable inquiry, any of the persons listed in
Schedule I hereto, on the one hand, and Microtest or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Microtest.

10.  Background of the Offer; Contacts with Microtest.

   In late 1998, Danaher expressed interest to Microtest in pursuing discussions regarding a potential sale of Microtest's Network Test and Measurement ("NTM") division to Danaher. Mr. Richard Meise, then the Chairman of the Board and Chief Executive Officer of Microtest, responded to Mr. Daniel Comas, Vice President of Corporate Development for Danaher, that Microtest was not then prepared to discuss a potential sale, but would remain in contact from time to time with Danaher.

   After subsequent discussions between Mr. Comas and Mr. Meise in February 1999, in that same month Mr. Meise contacted Mr. Comas and indicated he would be willing to sign a confidentiality agreement with Danaher in order to discuss the potential sale of Microtest as a whole. A confidentiality agreement (including standstill provisions) was signed between Microtest and Danaher, and from February 1999 to April 1999, Mr. Comas and Mr. Vincent Hren, the newly-appointed Chief Executive Officer of Microtest, engaged in various conversations about the strategic and business fit between Microtest and Danaher's Fluke Networks, Inc. subsidiary ("Fluke Networks").

   At various times throughout 1999 and early 2000, Mr. Comas and Mr. Paul Burgon, Danaher Manager of Corporate Development, spoke with Mr. Hren concerning a possible acquisition of Microtest's NTM division by Danaher. Danaher had no interest in the NAS Business (as defined in Section 11). Mr. Hren informed Mr. Comas and Mr. Burgon at various times that Microtest was considering its strategic alternatives, and that Microtest was not in a position to pursue the sale of its NTM division to Danaher at that time.

   In May 2000, Mr. Burgon was contacted by David Grove, an Associate with SG Cowen. Mr. Grove stated that his firm had been hired to explore the sale of Microtest for the Microtest Board. Mr. Grove sent Mr. Burgon a confidential information memorandum regarding Microtest in May 2000 and they held discussions concerning Danaher's interest in the NTM division, which Mr. Grove then reported to Microtest for further guidance. At various times during the remainder of 2000 and beginning of 2001, Mr. Grove, Microtest representatives and Mr. Burgon discussed a possible transaction involving the NTM division.

   In April 2001, Mr. Grove informed Mr. Burgon that the Microtest Board was prepared to accept indications of interest for the sale of the stock of Microtest.

   On April 16, 2001, Mr. Burgon, Mr. Christopher Odell, President of Fluke Networks, Mr. Mark Kuhn, Vice President of Finance of Fluke Networks, and Mr. Joe Martins, Business Development Director of Fluke Networks, met with Mr. Hren, Mr. William R. Crowell, Chief Financial Officer, Secretary and Treasurer of Microtest, Mr. David Coffin, Vice President of Microtest and NTM General Manager, and Mr. Grove in Phoenix, Arizona to discuss the business operations and prospects of Microtest's NTM division.

   Microtest has advised Danaher that during May 2001, Microtest received and considered indications of interest regarding Microtest or selected assets of Microtest from other interested parties in addition to Danaher. On May 4, 2001, Mr. Burgon indicated to Mr. Grove that Danaher would be willing to pay a purchase price of $50-55 million for 100% of the stock of Microtest, plus the amount of Microtest's cash on hand (including any cash generated from the sale of all or part of the NAS Business, less any expenses from such sale (or from any related shutdown), and less certain other items, consisting predominantly of transaction costs. Mr. Grove responded several days later that the Microtest Board considered the value of Microtest's NTM division to be higher. On May 18, 2001, Danaher indicated that it was willing to pay $58 million for 100% of the shares of Microtest, with the other adjustments described above. On May 21, 2001, Danaher and Microtest signed a letter of intent upon these terms, subject to due diligence. The letter of intent was non-binding, except that Microtest was prohibited from conducting discussions relating to a business combination of Microtest or its NTM division with any other parties for a period of 30 days from the date of the letter of intent.

   Between May 21, 2001 and June 12, 2001, Mr. Burgon, Mr. Comas, Mr. Alex Joseph, Danaher Director of Corporate Development, and Danaher's legal counsel, Wilmer, Cutler & Pickering, negotiated the terms of the merger agreement with Mr. Grove, Mr. Crowell and Mr. Hren and Microtest's legal counsel, Snell & Wilmer L.L.P. Additionally, during this period, Mr. Odell, Mr. Kuhn, Mr. Martins and certain other Fluke Networks managers met with Mr. Hren and various Microtest managers to perform due diligence on Microtest. Between May 23, 2001 and June 12, 2001, Danaher's legal counsel also conducted legal due diligence on Microtest. Microtest has advised Danaher that during this period, Microtest also continued efforts to sell the NAS Business and its H&H Zentrum fuer Rechnerkommunikation GmbH subsidiary ("H&H") and on June 11, 2001, Microtest entered into various sale agreements relating to the sale of H&H and the optical segment of the NAS Business. See Section 11.

   On June 11, 2001, Danaher convened a telephonic meeting of its Board of Directors during which Mr. H. Lawrence Culp, Jr., President and Chief Executive Officer of Danaher, presented the terms of the Microtest acquisition to the Board of Directors at a proposed purchase price of $8.15 per share. The Board of Directors reviewed the business of Microtest and a summary of the negotiations between the parties up to that date. At that time, the Board of Directors unanimously approved the acquisition of Microtest on the terms presented by Mr. Culp, subject to negotiation of a definitive agreement on acceptable terms.

   Microtest has informed Danaher as follows: On June 12, 2001, the Microtest Board met to receive presentations from Microtest's legal and financial advisors and management, and to consider the proposed offer, merger and merger agreement with Danaher providing for the acquisition of Microtest at $8.15 per Share in cash. At the meeting, the Microtest Board discussed, among other things, the factors set forth under "Reasons for the Recommendation of the Board of Directors" in Microtest's Solicitation/Recommendation Statement on
Schedule 14D-9, which is being mailed with this document. Representatives of Snell & Wilmer, L.L.P. gave a detailed presentation to the Microtest Board regarding the material terms of the Merger Agreement, including the structure of the Offer and Merger, the conditions to the Offer and Merger, covenants applicable to Microtest under the Merger Agreement (including restrictions in the ability to solicit or negotiate alternative transactions), the termination provisions and the circumstances on which Microtest would be required to pay a break-up fee in the event the Merger Agreement were terminated for a Superior Proposal (as defined in the Merger Agreement) or in the other circumstances outlined in the Merger Agreement, as well as various employee benefit matters. In addition, representatives of SG Cowen made a presentation regarding the financial terms of the Offer, explaining to the Microtest Board in detail the analysis undertaken by SG Cowen regarding the Offer and Merger with respect to its opinion. After extensive questions were asked by the Microtest Board, representatives of SG Cowen then rendered the opinion of SG Cowen, which was subsequently confirmed in writing as of June 12, 2001, that, based upon and subject to certain matters and the assumptions described in the written opinion, the consideration to be received by the stockholders of Microtest, $8.15 in cash per share, was fair from a financial point of view to stockholders as of that date. Following such presentations, the Microtest Board determined that the terms of the proposed Offer and Merger were fair to and in the best interests of the stockholders of Microtest, approved the Merger Agreement with Danaher and the transactions contemplated thereby, including the Offer and the Merger, determined that the Merger Agreement with Danaher was advisable and determined to recommend that Microtest's stockholders accept Danaher's Offer and tender their Shares pursuant to Danaher's Offer and approve and adopt the Merger Agreement with Danaher.

   Following the meeting of the Microtest Board, representatives of Danaher and Microtest concluded negotiations of mutually acceptable definitive documentation. Microtest and Danaher executed a definitive merger agreement as of June 12, 2001, and press releases regarding the transaction were issued before the opening of the markets on June 13, 2001. Microtest shut down the remainder of the NAS Business, excluding the assets sold pursuant to the sale agreements executed on June 11, 2001, promptly following the execution of the Merger Agreement.

11. Purpose of the Offer; the Merger Agreement; Change of Control Agreements; Confidentiality Agreement; Statutory Requirements; Appraisal Rights; Plans for Microtest; "Going Private" Transactions.

   (a) Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Microtest. The Offer, as the first step in the acquisition of Microtest, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Microtest not purchased pursuant to the Offer or otherwise.

   (b) The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which we have filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth in Section 8 above (except that it will not be available at the regional offices of the SEC). Unless the context indicates otherwise, references to Microtest in this Section 11 include Microtest and its subsidiaries.

   The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of Microtest, the Purchaser will not (a) decrease the Offer price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought to be purchased in the Offer, (c) impose additional conditions to the Offer, (d) waive the Minimum Condition or (e) amend any other term of the Offer in a manner adverse to the holders of Shares. The Purchaser may extend the Offer, from time to time, if, at the then-scheduled Expiration Date of the Offer, any of the conditions to the Purchaser's obligation to accept for payment and pay for all Shares validly tendered shall not have been satisfied or waived; provided, however, that, on the scheduled expiration date of the Offer, (i) if the waiting period under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Merger, in each case to the extent such waiting period suspends the right to close the transactions contemplated by the Merger Agreement, shall have not expired or been terminated, the Purchaser shall extend the Offer from time to time until the earlier of (1) September 30, 2001, or (2) expiration or termination of the waiting period under the HSR Act or any other applicable foreign statutes or regulations, and (ii) if any of the conditions set forth in paragraphs (a) or
(b) of Annex I to the Merger Agreement shall have occurred and be continuing, the Purchaser shall extend the Offer from time to time until the earliest of
(A) five business days after the time such condition shall no longer exist, (B) such time at which the matters described in such paragraphs (a) or (b) shall have become final and nonappealable, or (C) September 30, 2001. In addition, if all conditions to the Purchaser's obligation to accept for payment and pay for all Shares validly tendered are satisfied, and the number of Shares tendered and not withdrawn constitutes more than 70% but less than 90% of the outstanding Shares, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions beyond the latest Expiration Date. Finally, the Purchaser may provide for a subsequent offering period after the Expiration Date, subject to the rules promulgated under the Securities Exchange Act.

   Recommendation. Microtest has represented to Danaher in the Merger Agreement that the board of directors of Microtest (the "Microtest Board"), at a meeting duly called and held at which a quorum was present throughout, has unanimously
(i) determined that the Merger Agreement and each of the transactions contemplated thereby, including each of the Offer and the Merger, is advisable, fair to and in the best interests of Microtest and its stockholders, (ii) approved the Offer and the Merger and adopted the Merger Agreement in accordance with the GCL, (iii) resolved to recommend that the stockholders of Microtest accept the Offer, tender their Shares pursuant to the Offer and approve the Merger (if such approval is required by applicable law), (iv) taken all other action necessary to render the restrictions on "business combinations" under Section 203 of the GCL inapplicable to the Offer and the Merger, and (v) taken all other action necessary to render the rights under the Rights Agreement inapplicable to the Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended only prior to the purchase of Shares and only to the extent that the Microtest Board determines in good faith by majority vote, after consultation with its outside legal counsel and financial advisor, that an Acquisition Transaction which has been proposed to Microtest is reasonably likely to result in a transaction that is a Superior Proposal (as defined in the Merger Agreement), and that failure to take such action would constitute a breach of the Microtest Board's fiduciary obligations under applicable law. Microtest has further represented that, as of the date of execution of the Merger Agreement, SG Cowen delivered to the Microtest Board its opinion to the effect that, as of such date, the consideration to be paid pursuant to the Offer and the Merger was fair from a financial point of view to the stockholders of Microtest.

   Directors. The Merger Agreement provides that, subject to compliance with applicable law, Danaher, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, will be entitled to designate that number of directors, rounded up to the next whole number, on the Microtest Board as is equal to the product of the total number of directors on the Microtest Board (determined after giving effect to the directors so elected pursuant to such provisions) multiplied by the percentage that the aggregate number of Shares beneficially owned by Danaher or its affiliates bears to the total number of Shares then outstanding. Microtest shall, upon request of Danaher, promptly take all actions necessary to cause designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time, the Microtest Board shall always have at least two members who are not officers, directors, employees or designees of the Purchaser or any of its affiliates (other than Microtest) ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person who is not a Purchaser Insider to fill such vacancy. Following the election or appointment of Danaher's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by Microtest, any extension by Microtest of the time for performance of any of the obligations or other acts of Danaher or the Purchaser or any waiver of any of Microtest's rights or conditions to the consummation of the Merger under the Merger Agreement, in addition to any required approval thereof by the full Microtest Board, will require the concurrence of a majority of the directors of Microtest then in office who are not Purchaser Insiders (or, in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if that amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of Microtest.

   The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into Microtest. Following the Merger, the separate corporate existence of the Purchaser will cease and Microtest will continue as the surviving corporation (the "Surviving Corporation") and an indirect, wholly-owned subsidiary of Danaher.

   Microtest has agreed pursuant to the Merger Agreement that, subject to any right Danaher may have to take action by written consent, if required by applicable law or the applicable rules and regulations of the Nasdaq National Market in order to consummate the Merger, Microtest will (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of adopting the Merger Agreement; (b) prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement, and use its commercially reasonable efforts
(1) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined herein) and, after consultation with Danaher, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (2) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its stockholders; and (c) (1) subject to the provisions described under "Recommendation," include in the Proxy Statement the recommendation of the Microtest Board that the stockholders of Microtest vote in favor of the approval of the Merger Agreement, and (2) include in the Proxy Statement the written opinion of SG Cowen. Danaher has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

   In addition, if following expiration of the Offer and satisfaction or waiver of all of the Tender Offer Conditions (as defined in the Merger Agreement), applicable laws or the applicable rules and regulations of the Nasdaq National Market require a vote of the Microtest stockholders in order to consummate the Merger, Danaher and the Purchaser may, in their sole discretion, in lieu of having Microtest call a special meeting of the stockholders, elect to approve the Merger by written consent without a meeting of the stockholders, to the extent permitted by Microtest's certificate of incorporation and bylaws. Microtest has agreed to take all actions necessary to permit Danaher and the Purchaser to take such action by written consent, including without limitation making and assisting in such filings with the SEC, and preparing and mailing an information statement and such other materials, as may be required under the federal securities laws and the GCL.

   The Merger Agreement further provides that, notwithstanding the foregoing, if Danaher, the Purchaser or any other of Danaher's subsidiaries acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of Microtest in accordance with Section 253 of the GCL.

   Charter, Bylaws, Directors and Officers. The certificate of incorporation of Microtest, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation, until amended afterward in accordance with the provisions of the certificate of incorporation of the Surviving Corporation and applicable law; provided, however, that any such amendments will be consistent with the rights of directors and officers to indemnification and insurance as described below under "Indemnification; Directors' and Officers' Insurance." The bylaws of the Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation, until afterward amended in accordance with the provisions of the bylaws of the Surviving Corporation and applicable law; provided, however, that any such amendments will be consistent with the rights of directors and officers to indemnification and insurance as described below under "Indemnification, Directors' and Officers' Insurance." Subject to applicable law, (a) the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (b) the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

   Conversion of Securities. By virtue of the Merger and without any action on the part of the holders of the Shares, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares held by Danaher, the Purchaser, any wholly-owned subsidiary of Danaher or the Purchaser, in the treasury of Microtest or by any wholly-owned subsidiary of Microtest, which Shares, by virtue of the Merger and without any action on the part of the holder of those Shares, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and
(b) Shares held by a holder who has not voted in favor of the Merger and who has demanded appraisal for those Shares in accordance with the GCL ("Dissenting Shares")) will be canceled and retired and will be converted into the right to receive $8.15 (or any higher amount Purchaser determines in its sole discretion to pay in the Offer) net per Share in cash, payable to the holder of that Share, without interest (the "Merger Price"), upon surrender of the Share Certificate formerly representing that Share.

   At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

   The Merger Agreement provides that, prior to the Effective Time, the Microtest Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide for the cancellation or exercise, effective at the Effective Time, of all the outstanding stock options or similar rights (the "Options") granted by Microtest on or prior to the date of the Merger Agreement, whether under a stock option or similar plan (the "Stock Plans") or otherwise, without any payment therefor except as otherwise described in this paragraph. Immediately prior to the Effective Time, Microtest will accelerate the vesting of all unvested Options and each then vested Option shall thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash by Microtest (subject to any applicable withholding taxes), at the Effective Time, equal to the product of
(i) the total number of Shares subject to such vested Option and (ii) the excess, if any, of the Merger Price over the exercise price per Share subject to such vested Option (such amounts payable being referred to as the "Cash Payment"). All other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Microtest or any subsidiary will terminate as of the Effective Time; provided that the Microtest, Inc. Employee Stock Purchase Plan will be suspended as of the end of the enrollment period expiring on June 30, 2001, and terminated as of the Effective Time. Microtest has also agreed to obtain all necessary consents and waivers of notice periods to ensure that after the Effective Time, holders of Options will have no rights other than the rights of the holders of vested Options to receive the Cash Payment in cancellation and settlement thereof.

   Representations and Warranties. Pursuant to the Merger Agreement, Microtest has made customary representations and warranties to Danaher and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, subsidiaries, authority, conflicts, required filings and consents, SEC filings, financial statements, litigation, compliance with law, applicability of state takeover statutes, insurance, brokers, employee benefit plans and labor matters, environmental matters, material contracts, opinion of financial advisor, information to be included in the Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, related party transactions, product recalls, intellectual property, taxes, assets and properties, relationships with customers and suppliers, the absence of certain changes with respect to Microtest and the Rights Agreement. Danaher and the Purchaser have made customary representations and warranties to Microtest with respect to, among other matters, their organization and qualification, authority, conflicts, required filings and consents, information to be included in the Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, and financing.

   Covenants. The Merger Agreement obligates Microtest and its subsidiaries, from May 21, 2001 until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and in compliance with all laws and orders, and obligates Microtest and its subsidiaries to use their commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the goodwill of those having business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Microtest prior to the Effective Time, which provide that Microtest will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Danaher (which, with respect to matters involving employee compensation and benefits, settlement of litigation and certain changes to contracts, Danaher has agreed not to unreasonably withhold) including, among other things, actions related to amendments to the certificate of incorporation, bylaws or Rights Agreement of Microtest, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans, encumbrances, incurrence or payment of indebtedness, settlement of litigation, certain changes to contracts, tax elections and tax liability, accounting practices, enforcement of standstill provisions and certain other material events or transactions, subject to specified exceptions.

   Access to Information. The Merger Agreement provides that, until the Effective Time and subject to certain confidentiality provisions, Microtest will give Danaher and the Purchaser and their representatives full access, during normal business hours, to the assets, properties, offices and other facilities and to the books and records of Microtest and its subsidiaries, and will provide Danaher and the Purchaser copies of documents filed pursuant to U.S. federal or state securities laws during this period, and, upon reasonable request, financial and operating data and other information with respect to the business and operations of Microtest and its subsidiaries.

   Efforts. Subject to the terms and conditions provided in the Merger Agreement, each of Microtest, Danaher and the Purchaser will cooperate and use their respective reasonable efforts to make or cause to be made all filings necessary or proper under applicable laws and regulations, and to take all other actions necessary, to consummate and make effective the transactions contemplated by the Merger Agreement.

   Each of the parties to the Merger Agreement also has agreed to use its commercially reasonable efforts to obtain as promptly as practicable all Consents (as defined in the Merger Agreement) of any governmental authorities or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement; provided, however, that Danaher would not be required to, and Microtest would not be permitted to without Danaher's prior written consent, divest, hold separate or otherwise materially restrict the use or operations of any of their respective businesses or assets, in order to consummate the transactions contemplated by the Offer and the Merger Agreement, if such divestiture, agreement to hold separate or other restriction would, in the good faith judgment of Danaher, have a Material Adverse Effect on Microtest (as defined in Section 14 hereof) or a Material Adverse Effect on Danaher (as defined in Section 14 hereof).

   Without limiting the foregoing obligations, the parties to the Merger Agreement also agreed that, within five business days after the date of the Merger Agreement, Danaher would make all necessary filings and submissions under the HSR Act, and Microtest would make all necessary filings and submissions under the HSR Act as soon as practicable, but no later than the date required by the HSR Act and the rules promulgated thereunder. See Section
15. Microtest and Danaher agreed to comply with other requests for information from the U.S. Federal Trade Commission ("FTC") and/or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division," and together with the FTC, the "Antitrust Governmental Entities"), to the extent required by applicable law. Microtest and Danaher also agreed to share equally all filing fees associated with filing of the Notification and Report Form. The parties further agreed that, except as may be restricted by applicable law, (a) the parties would cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act by Microtest and Danaher in connection with the transactions contemplated by the Merger Agreement, (b) the parties would use their reasonable efforts and would cooperate in responding to any written or oral requests from the Antitrust Governmental Entities for additional information or documentary evidence, and (c) the parties would cooperate and provide notice and opportunity to consult regarding all meetings with the Antitrust Governmental Entities, whether in person or telephonic, and regarding all written communications with the Antitrust Governmental Entities, in connection with the transactions contemplated by the Merger Agreement. Microtest and Danaher also agreed to cooperate to make as soon as practicable all necessary filings and submissions required by the antitrust or competition laws of any other jurisdiction.

   Microtest has agreed to give Danaher the opportunity to participate in the defense of any litigation against Microtest, any of its subsidiaries and/or any of Microtest's directors relating to any of the transactions contemplated by the Merger Agreement. In the event that a claim is asserted against any of the parties hereto or any of their respective affiliates, relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any of the transactions contemplated by the Merger Agreement, each of the parties thereto has agreed to fully cooperate with the other parties thereto in the defense of any such claim at the expense of the party against whom such claim is asserted.

   Public Announcements. Under the Merger Agreement, the parties thereto have agreed to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, provide to the other party for review a copy of any such press release or statement, and not to issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

   Employee Benefit Arrangements. With respect to employee benefit matters, the Merger Agreement provides that, from and after the Effective Time, solely with respect to employees of Microtest at its United States operations, Danaher will cause the Surviving Corporation to honor obligations under certain specified employee benefit plans of Microtest, provided that the Surviving Corporation is not thereby required to maintain any particular benefit or compensation arrangement or required to retain any person in employment. The Merger Agreement also provides that for the period ending December 31, 2001, the Surviving Corporation will continue the compensation and employee benefit and welfare plans of Microtest (other than those providing equity-based compensation), to the extent practicable, as in effect on the date of the Merger Agreement, and thereafter the Surviving Corporation will provide the employees of Microtest (and those of its subsidiaries) as a whole with compensation programs and employee benefits which are substantially the same as or not less favorable in the aggregate than those generally in effect with respect to similarly situated employees of Danaher or, at Danaher's election, those in effect before the Effective Time at Microtest, after giving effect to any regional differences. In addition, the Merger Agreement also provides that through the period ending on the first anniversary of the Effective Time, severance benefits available to employees of Microtest or its subsidiaries will be no less favorable than those severance benefits as in effect on the date of the Merger Agreement.

   Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Danaher has agreed that from and after the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation will contain provisions with respect to indemnification and exculpation from liability that are no less favorable than those provisions set forth in Microtest's certificate of incorporation and bylaws on the date of the Merger Agreement. Danaher has also agreed not to amend, repeal or otherwise modify these provisions for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Microtest, unless such amendment, repeal or modification is required by law. In addition, Danaher has agreed, during such period, to guarantee the obligations of the Surviving Corporation with respect to the indemnification provisions contained in the Surviving Corporation's certificate of incorporation and bylaws. Danaher has also agreed that it will not cancel Microtest's directors' and officers' liability insurance policy for a period of four years immediately following the Effective Time, provided that neither Danaher nor the Surviving Corporation will be obligated to pay premiums for such insurance in any year in an amount greater than 150% of the aggregate premiums paid by Microtest and its subsidiaries in the fiscal year ended December 31, 2000, and provided further that Danaher may instead adopt such other arrangements (including self-insurance) or policies that provide at least the same coverage and amounts on terms that are not less advantageous to the insured parties. In the event that Danaher or the Surviving Corporation consolidates or merges with another person or transfers its assets to another person, it must make proper provisions to assure that these obligations are assumed.

   Notification of Certain Matters. Danaher and Microtest have agreed to promptly notify each other of (a) any circumstance or the occurrence or non-occurrence of any fact or event which would be reasonably likely (1) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time,
(2) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied, or (3) to result in a Material Adverse Effect on Microtest, and (b) any failure of Microtest, Danaher or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. Each of Microtest, Danaher and the Purchaser is also required to give prompt notice to the other parties of any notice or communication from any third party alleging that the Consent of that third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

   State Takeover Laws. Microtest and the Microtest Board have agreed (i) to take all actions necessary to ensure that no "fair price," "control share acquisition," "moratorium" or other anti-takeover statute, or similar law, is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and (ii) if any such statute or law is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, to take all actions necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise to minimize the effect of such statute or law on the transactions contemplated by the Merger Agreement.

   No Solicitation. The Merger Agreement requires Microtest to, and to direct its subsidiaries and affiliates and their respective officers, directors, employees, representatives and agents to, immediately cease any existing discussions or negotiations with any parties with respect to any Acquisition Transaction (as defined below). The Merger Agreement further provides that, prior to the Effective Time, Microtest will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving Microtest or its subsidiaries or acquisition of any capital stock or any material portion of the assets of Microtest or of its subsidiaries, or any combination of the foregoing (other than the Offer, the Merger and the sale or other disposition of the Excluded Business (as defined below), or the shut-down of Microtest's Network Appliances and Storage business (the "NAS Business") (excluding the Excluded Business), in each case in accordance with the terms of the Merger Agreement) (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (other than Danaher, the Purchaser or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that Microtest may, prior to the purchase of Shares pursuant to the Offer, furnish information to, and negotiate or otherwise engage in substantive discussions with, any person who has delivered a bona fide written proposal for an Acquisition Transaction if the Microtest Board determines in good faith by a majority vote, following consultation with outside counsel and financial advisors, that (1) such a transaction is reasonably likely to result in a transaction that is superior in comparison to the Offer and the Merger and the terms of the Merger Agreement to Microtest's stockholders from a financial point of view and to Microtest, taking into account the terms and conditions thereof, the likelihood of consummation and the time required to complete such transaction (a "Superior Proposal"), and (2) failing to take such action would result in a breach of the fiduciary duties of the Microtest Board under applicable law, provided that prior to furnishing non-public information to any such party, Microtest shall have entered into a confidentiality agreement containing terms at least as favorable to Microtest as those of the letter agreement dated February 25, 1999 between Danaher and Microtest, as amended May 22, 2001 (provided that such confidentiality agreement need not contain any standstill provision). The term "Acquisition Transaction," as used in the Merger Agreement (other than in Section 8.3 thereof), excludes the acquisition by any person, in any single transaction or series of related transactions, of an aggregate number of Shares which, immediately following such acquisition, would represent no more than 5% of the issued and outstanding Shares (or securities convertible or exchangeable into, or exercisable for Shares, whether upon the passage of time or otherwise), to the extent such acquisition is not made for the purpose of, or as part of a plan for, acquiring control of Microtest and does not involve disclosure of material, non-public information to the prospective acquiror or purchaser.

   The Merger Agreement further provides that, from and after its execution, Microtest will promptly (and in any event no later than 12 hours after receipt of any inquiry, proposal or other materials relating to an Acquisition Transaction) (A) advise the Purchaser in writing of the receipt, directly or indirectly, of any such inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to an Acquisition Transaction (including without limitation a Superior Proposal), (B) identify the offeror, and (C) provide Danaher or the Purchaser copies of all material proposed written agreements, arrangements, or understandings, including the forms of any material agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto). Microtest has also agreed to promptly advise Danaher of all material developments relating to such proposal, including the results of any discussions or negotiations with respect thereto.

   FIRPTA Certificate. Microtest has agreed to provide Danaher and the Purchaser, prior to the Expiration Date, (1) a properly executed certificate for purposes of satisfying the obligations of Danaher and Purchaser under Treasury Regulation Section 1.1445-2(c)(3), and (2) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Danaher to deliver such notice form to the Internal Revenue Service on behalf of Microtest.

   Rights Agreement. Microtest has agreed in the Merger Agreement that it will not (a) redeem the preferred share purchase rights under the Rights Agreement,
(b) amend the Rights Agreement or (c) take any action which would allow any Person (as defined in the Rights Agreement) other than Danaher or the Purchaser to acquire beneficial ownership of 15% or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement) to occur, unless the Merger Agreement has been terminated in accordance with its terms. The Microtest Board has also agreed not make a determination that Danaher, the Purchaser or any of their respective Affiliates or Associates (as defined in the Rights Agreement) is an "Acquiring Person" for purposes of the Rights Agreement in respect of the transactions contemplated by the Agreement.

   Sale or Disposition of Excluded Business. Prior to the execution of the Merger Agreement, Microtest entered into the Asset Purchase Agreement by and between Microtest, Inc. and xStore, Inc. dated June 11, 2001, the Contract for sale and transfer of shares and part shares by and among Logicraft Information Systems, Inc., Dr. Klaus Romanek, Michael Etscheid, Volkmar Brauckhoff, Jens Diedrich, Annegret Elligsen and Ralf in der Beek dated June 11, 2001, and the Agreement between Microtest, Inc., Microtest Europe Limited, Microtest GmbH, Logicraft Information Systems, Inc. and H + H Zentrum fur Rechnerkommunikation GmbH dated June 11, 2001 (the "Sale Agreements"), pursuant to which Microtest sold certain assets relating to the H + H and optical segments of the NAS Business, including without limitation all of the stock of its subsidiary H + H Zentrum fur Rechnerkommunikation GmbH. Microtest has agreed not to amend or modify or waive any rights under any of the Sale Agreements or take any actions with respect to the transactions contemplated thereunder (unless expressly required by the terms of the applicable Sale Agreement), without the prior written consent of Danaher. The stock, assets and liabilities which are the subject of the Sale Agreements are referred to collectively as the "Excluded Business." Immediately following the execution of the Merger Agreement, Microtest shut down the remainder of the NAS Business, including the termination of approximately 40 employees. Microtest and, following the Effective Time, the Surviving Corporation, may from time to time attempt to sell certain of the assets relating to the NAS Business that was shut down.

   Parent Agreement. Danaher has agreed to cause the Purchaser to comply with its obligations under the Merger Agreement.

   Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Danaher, the Purchaser and Microtest to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (a) the stockholders of Microtest will have duly adopted the transactions contemplated by the Merger Agreement in accordance with the procedures set forth in Microtest's certificate of incorporation and bylaws, if required by applicable law or by the rules and regulations of the Nasdaq National Market; (b) the Purchaser will have accepted for payment and paid for Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer and in accordance with the terms of the Merger Agreement (provided, that this condition will be deemed satisfied with respect to the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement; (c) the consummation of the Merger will not have been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental authority and there will not be any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental authority which prevents the consummation of the Merger, or has the effect of making the acquisition of Shares in the Merger illegal; and (d) expiration or termination of any waiting period (and any extension thereof) under the HSR Act and each material domestic or foreign statute or regulation that suspends the right to close the transactions contemplated by the Merger Agreement and is applicable to the Merger.

   Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Microtest (with any termination by Danaher also being an effective termination by the Purchaser):

     (a) by the mutual written consent of Danaher and Microtest, by action of their respective Boards of Directors;

     (b) by Danaher or Microtest if the Purchaser shall not have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Offer and the Merger Agreement on or before September 30, 2001 (provided that a party may not terminate the Merger Agreement pursuant to this provision if such failure to accept for payment and pay for the Shares is due to such party's material breach of the Merger Agreement);

     (c) by Danaher or Microtest if (1) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased under the Offer, or (2) the Merger has not been completed on or before November 30, 2001; provided, however that neither party may terminate the Merger Agreement pursuant to this provision if that party has materially breached the Merger Agreement;

     (d) by Danaher or Microtest if any court of competent jurisdiction or other governmental authority has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and that order, decree or ruling or other action will have become final and nonappealable, provided that the party seeking to terminate the Merger Agreement will have used its commercially reasonable efforts to remove or lift such order, decree or ruling;

     (e) by Danaher or Microtest if, prior to the purchase of Shares pursuant to the Offer, the Microtest Board shall have determined to recommend a Superior Proposal to its stockholders and/or to enter into a contract or agreement concerning such Superior Proposal after making the determination required by Section 6.9(a) of the Merger Agreement; provided that Microtest cannot exercise its right to terminate under this paragraph (e) (and may not enter into a contract or agreement with respect to any Superior Proposal) unless and until (1) Microtest shall have provided the Purchaser and Danaher written notice at least five business days prior to such termination that the Microtest Board has authorized and intends to effect the termination of the Merger Agreement pursuant to this paragraph (e), including copies of all proposed contracts, including the forms of any agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereto), (2) the Microtest Board shall have determined, in good faith and after consultation with its outside legal counsel and financial advisors that, at the time of its determination to terminate the Merger Agreement and at the end of the five-business day period referred to above,
  (A) the foregoing Acquisition Transaction constitutes a Superior Proposal, and (B) failing to take such action would result in a breach of the fiduciary duties of the Microtest Board under applicable law, (3) Microtest shall otherwise be in compliance with its obligations under Sections 1.2,
  6.9 and 6.11 of the Merger Agreement in all material respects, and (4) (A) within one business day of termination by Danaher, or (B) prior to such termination in the case of termination by Microtest, Microtest shall have paid to Danaher the Termination Fee and the Expense Fee described in "Fees and Expenses" below;

     (f) by Danaher prior to the purchase of Shares pursuant to the Offer, if the Microtest Board (or, with respect to (3) below, Microtest) (1) shall have withheld, withdrawn or modified (including by amendment of the Schedule 14D-9) in any manner adverse to the Purchaser or Danaher its approval or recommendation of the Offer, the Merger Agreement or the Merger, (2) shall have approved or recommended an Acquisition Transaction,
  (3) shall have breached Section 6.9 of the Merger Agreement in any material respect or Section 6.11 of the Merger Agreement (provided that, to the extent a breach of Section 6.9(b)(C) of the Merger Agreement is cured within 72 hours after such breach, such breach shall not be considered a breach of Section 6.9 of the Merger Agreement), or (4) shall have resolved to effect any of the foregoing;

     (g) by Danaher prior to the purchase of Shares pursuant to the Offer if the Minimum Condition has not been satisfied by the then current Expiration Date and on or prior to such Expiration Date an Acquisition Transaction shall have been publicly announced or disclosed;

     (h) by Microtest, upon a material breach by Danaher or Purchaser of any material covenant or agreement set forth in the Merger Agreement, or upon the failure of any representation or warranty of Danaher or Purchaser set forth in the Merger Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on Danaher, and; provided further, that no breach or failure shall be deemed to have occurred for purposes of this provision so long as such breach or failure is satisfied or cured within 20 days after Microtest notifies Danaher of such breach or failure; or

     (i) by Danaher, upon a material breach by Microtest of any material covenant or agreement set forth in the Merger Agreement, or upon the failure of any representation or warranty of Microtest set forth in the Merger Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on Microtest, and; provided further, that no breach or failure shall be deemed to have occurred for purposes of this provision so long as such breach or failure is satisfied or cured within 20 days after Danaher or Purchaser notifies Microtest of such breach or failure.

   In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than certain specified provisions (including payment of the Termination Fee and Expense Fee under the circumstances described below), which shall survive any such termination; provided that no party would be relieved from liability for any material breach of the Merger Agreement.

   Fees and Expenses. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those costs and expenses. In the event that the Merger Agreement is terminated pursuant to paragraphs (e) or (f) under "Termination," or is terminated by Microtest pursuant to paragraph (b) or (c) under "Termination" at a time when Danaher could have terminated the Merger Agreement pursuant to paragraph (f) under "Termination," Microtest must promptly, and in any event within one business day after such termination, or in the case of termination by Microtest, prior to such termination, pay Danaher a termination fee of $2,500,000 (the "Termination Fee"), provided that in no event will more than one Termination Fee be payable by Microtest, plus Danaher's aggregate expenses not to exceed $400,000 (the "Expense Fee"). In the event that the Merger Agreement is terminated pursuant to paragraph (g) under "Termination" and within 12 months of the date of that termination of the Merger Agreement an Acquisition Transaction is consummated, then Microtest must, prior to or simultaneously with the consummation of that transaction, pay Danaher the Termination Fee and the Expense Fee. As used in the previous sentence, "Acquisition Transaction" excludes (1) the acquisition by any person, in any single transaction or series of related transactions, of an aggregate number of Shares which, immediately following such acquisition, will represent no more than 20% of the issued and outstanding Shares (or securities convertible or exchangeable into, or exercisable for Shares, whether upon the passage of time or otherwise), to the extent such acquisition is not made for the purpose of, or as part of a plan for, acquiring control of Microtest, and
(2) the acquisition by Microtest or any of its subsidiaries, in a merger, asset purchase, stock purchase or similar transaction, of any third party or business, provided that in the event that any portion of the consideration paid for the acquisition of such third party or business is in the form of capital stock or other securities, the 20% ownership limit set forth in the foregoing clause (1) is satisfied.

   Amendment. Subject to the provision described in the last sentence of "Directors," the Merger Agreement may be amended by Microtest, Danaher and the Purchaser at any time before or after any approval of the Merger Agreement by the stockholders of Microtest but, after any such approval, no amendment will be made which decreases the price to be paid for any of the Shares in the Merger or which adversely affects the rights of Microtest's stockholders thereunder without the approval of such stockholders.

   Extension; Waiver. Subject to the provision described in the last sentence of "Directors" in this Section 11, at any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party to the Merger Agreement or (c) waive compliance by any other party with any of the agreements or conditions in the Merger Agreement.

   Effects of Inability to Consummate the Merger. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, the Purchaser will be merged into Microtest. If, following the Offer, approval of Microtest's stockholders is required by applicable law in order to consummate the Merger of the Purchaser into Microtest, Microtest will either submit the Merger to Microtest's stockholders for approval or take action by written consent without a meeting of the stockholders, in the Purchaser's sole discretion. If the Merger is submitted to Microtest's stockholders for approval, the Merger will require the approval of the holders of not less than a majority of the outstanding Shares, including the Shares owned by the Purchaser. Provided that the Minimum Condition is satisfied without being reduced or waived, Danaher will, following completion of the Offer, own sufficient Shares to ensure that the required vote or written consent of the stockholders will be obtained and that the Merger will be consummated.

   If the Merger is consummated, stockholders of Microtest who elected not to tender their the Shares in the Offer will receive the same amount of consideration in exchange for each Share (other than Dissenting Shares) as they would have received in the Offer.

   If, following the consummation of the Offer, the Merger is not consummated, Danaher, which indirectly owns 100% of the common stock of the Purchaser, indirectly will control the number of Shares acquired by the Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by the Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law and at the request of the Purchaser, Microtest has agreed to take all actions necessary to cause a majority of the directors of Microtest to consist of persons designated by Danaher (whether by means of increasing the size of the board of directors or seeking the resignation of directors and causing Danaher designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to the Microtest Board, Danaher, indirectly, will be able to influence decisions of the Microtest Board and the decisions of the Purchaser as a stockholder of Microtest. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

   If Danaher controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Microtest, other than those affiliated with Danaher, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If for any reason following completion of the Offer the Merger is not consummated, Danaher and the Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

   (c) Change of Control Agreements. Microtest entered into a Change of Control Agreement with Vincent C. Hren, its President, Chief Executive Officer and a director, on July 1, 2000. This agreement provides that should Mr. Hren's employment with Microtest be terminated without cause within two (2) years following a change of control or if he terminates his employment for any or no reason within two (2) years following a change of control, he will receive a lump sum severance payment equal to the sum of (a) 100% of his annualized base salary as of the day on which the change of control occurs, plus (b) 100% of an amount equal to the average incentive compensation paid or payable to him during, or for, the prior two calendar years immediately preceding the calendar year in which the change of control occurs. The agreement also provides for the continuation of life, disability, accident and group health insurance benefits, and other payments substantially similar to those that Mr. Hren was receiving prior to his termination for a period of 24 months after termination. If an agreement is entered into that will result in a change of control, before the change of control occurs, the compensation committee of Microtest's board is required to accelerate the exercisability of any options held by him to acquire common stock pursuant to their terms that are not yet exercisable ("Existing Options"). If Mr. Hren is employed by Microtest on the day on which a change of control occurs and at that time he holds any Existing Options that are not accelerated pursuant to the preceding sentence, he may be entitled to receive a special additional "Option Payment." If Mr. Hren is employed by Microtest on the day on which a change of control occurs, the incentive compensation to which he will be entitled will equal at least the incentive compensation to which he would have been entitled if the year were to end on the day on which the change of control occurs, based upon performance up to that date. If the present value of any "parachute payment" made to Mr. Hren under the Change of Control Agreement (together with payments under any other agreement) would cause the payment to be characterized as an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code (the "Code"), Microtest must make an additional payment to Mr. Hren in an amount equal to the excise tax he is required to pay under Section 4999 of the Code plus any additional income tax liability resulting from such payment. The consummation of the Offer will constitute a "change of control" for purposes of the Change of Control Agreement. Microtest has estimated that, currently, it would be obligated to pay Mr. Hren approximately $325,000 pursuant to the Change of Control Agreement provisions described above, excluding amounts to be paid to Mr. Hren upon the acceleration and cash out of his options in accordance with the terms of the Merger Agreement and Change of Control Agreement, if Mr. Hren's employment is terminated by Microtest or Mr. Hren as described above.

   Microtest entered into a Change of Control Agreement with William R. Crowell, the Chief Financial Officer, Treasurer and Secretary, on July 1, 2000. This agreement provides that should Mr. Crowell's employment with Microtest be terminated without cause within two (2) years following a change of control or if he terminates his employment for any or no reason within two (2) years following a change of control, he will receive a lump sum severance payment equal to the sum of (a) 100% of his annualized base salary as of the day on which the change of control occurs, plus (b) 100% of an amount equal to the incentive compensation paid or payable to him during, or for, the calendar year immediately preceding the calendar year in which the change of control occurs. The agreement also provides for the continuation of life, disability, accident and group health insurance benefits, and other payments substantially similar to those that Mr. Crowell was receiving prior to his termination for a period of 24 months after termination. If an agreement is entered into that will result in a change of control, before the change of control occurs, the compensation committee of Microtest's board is required to accelerate the exercisability of any Existing Options. If Mr. Crowell is employed by Microtest on the day on which a change of control occurs and at that time he holds any Existing Options that are not accelerated pursuant to the preceding sentence, he may be entitled to receive a special additional "Option Payment." If Mr. Crowell is employed by Microtest on the day on which a change of control occurs, the incentive compensation to which he will be entitled will equal at least the incentive compensation to which he would have been entitled if the year were to end on the day on which the change of control occurs, based upon performance up to that date. If the present value of any "parachute payment" made to Mr. Crowell under the Change of Control Agreement (together with payments under any other agreement) would cause the payment to be characterized as an "excess parachute payment" as defined in Section 280G of the Code, Microtest must make an additional payment to Mr. Crowell in an amount equal to the excise tax he is required to pay under Section 4999 of the Code plus any additional income tax liability resulting from such payment. The consummation of the Offer will constitute a "change of control" for purposes of the Change of Control Agreement. Microtest has estimated that, currently, it would be obligated to pay Mr. Crowell approximately $250,000 pursuant to the Change of Control Agreement provisions described above, excluding amounts to be paid to Mr. Crowell upon the accelearation and cash out of his options in accordance with the terms of the Merger Agreement and Change of Control Agreement, if Mr. Crowell's employment is terminated by Microtest or Mr. Crowell as described above.

   (d) Confidentiality Agreement. On February 25, 2001, Danaher executed a confidentiality agreement with Microtest, as amended May 22, 2001 (the "Confidentiality Agreement"). The Confidentiality Agreement contains customary provisions pursuant to which, among other things, Danaher agreed on behalf of itself and its representatives, subject to certain exceptions, to keep confidential all of Microtest's nonpublic, confidential or proprietary information furnished to it, and to use the confidential information solely in connection with evaluating a business combination between the parties. In addition, Danaher agreed not to disclose to any third parties the fact that negotiations between the parties were taking place. The Confidentiality Agreement also provides that Danaher will not, without the prior written consent of Microtest, knowingly solicit for hire any person currently employed by Microtest, until May 22, 2002 or so long as such person is employed by Microtest. In addition, the confidentiality agreement contains a standstill provision pursuant to which, among other things, until May 22, 2002, without the consent of the Microtest Board, neither Danaher nor its representatives will, in any manner:

  . acquire, propose or offer to acquire, or agree to acquire (directly or indirectly, by purchase or otherwise) any securities or direct or indirect rights to acquire any securities of Microtest or any subsidiaries thereof, or of any successor to or person in control of Microtest, or any assets of Microtest or any subsidiary or division thereof or of any such successor or controlling person, except for up to 5% of Microtest's public common stock;

  . make, or in any way participate, directly or indirectly, in, any solicitation of proxies to vote or seek to advise or influence any person or entity with respect to the voting of any securities of Microtest or otherwise seek to control or influence the management of Microtest and the Microtest Board;

  . make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Microtest or any of its securities or assets, or take any action that might force Microtest to make a public announcement regarding any of the matters of the type set forth in this or any of the foregoing bullet points; or

  . form, join or in any way participate as a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act) in connection with any of the foregoing bullet points.

   (e) Statutory Requirements. In general, under the GCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters, and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. The Shares entitle the holders thereof to voting rights.

   The GCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of Microtest.

   (f) Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of Microtest will have certain rights under Section 262 of the GCL to dissent and demand appraisal of, and payment in cash of the fair value of, Dissenting Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of Dissenting Shares could be based upon considerations other than, or in addition to, the price per Share paid in the Offer and the market value of the Dissenting Shares, including asset values and the investment value of the Dissenting Shares. The value so determined could be more or less than the price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

   In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or other damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

   The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available dissenters' rights.

   The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the GCL.

   (g) Plans for Microtest. In connection with the Offer, Danaher and the Purchaser have reviewed and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of Microtest, whether pursuant to this Offer, the Merger or otherwise. Such changes could include, among other things, changes in Microtest's business, corporate structure, capitalization and management.

   (h) "Going Private" Transactions. The SEC has adopted Rule 13e-3 under the Securities Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Securities Exchange Act prior to the Merger or other business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

12.  Source and Amount of Funds.

   The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares, other securities and rights pursuant to the Offer and to pay related fees and expenses will be approximately $75 million, plus debt to be assumed. Danaher will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger.

   The funds necessary to close the Offer and the Merger will come from Danaher's cash on hand.

13.  Dividends and Distributions.

   The Merger Agreement provides that, without the prior written consent of Danaher, Microtest will not, and will not permit any of its subsidiaries to, from May 21, 2001 to the Effective Time, (a) issue, reissue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, reissuance, sale, pledge, disposal, grant or encumbrance of (1) any shares of capital stock of any class of Microtest or any of its subsidiaries, or securities convertible into any such capital stock, or any rights, warrants or options to acquire any such convertible securities or capital stock, or any other ownership interest in Microtest or any of its subsidiaries, other than the issuance of Shares (and the related preferred share purchase rights), in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of the Options outstanding on June 12, 2001 (or if a Triggering Event (as defined in the Rights Agreement) by a party other than Danaher or the Purchaser shall occur, pursuant to the exercise of the preferred share purchase rights), or (2) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding as of June 12, 2001, (b) alter or make any other changes in its capital structure, or (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between Microtest and any of its wholly-owned subsidiaries.

14. Conditions of the Offer.

   Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares, and may, subject to Article One of the Merger Agreement, terminate or, subject to Article Eight of the Merger Agreement, amend, the Offer and/or delay the acceptance of any tendered Shares for payment, if (A) there will not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, when added to any shares already owned by Danaher or any of its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis on the date of purchase (not taking into account the related preferred share purchase rights) (the "Minimum Condition"), (B) any applicable waiting period or approval under the HSR Act or any applicable domestic or foreign statutes or regulations that suspends the right to close the transactions contemplated by the Merger Agreement will not have expired or been terminated or obtained, (C) any consent from any person or governmental entity will not have been obtained on or prior to the Expiration Date, except for those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on Microtest, or (D) at any time on or after June 12, 2001, and on or prior to the Expiration Date, any of the following events (each, an "Event") will occur:

     (a) there will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency or any other governmental entity, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to, directly or indirectly: (1) make illegal or otherwise prohibit consummation of the Offer or the Merger, (2) prohibit or materially limit the ownership or operation by Danaher or the Purchaser of all or any material portion of the business or assets of Microtest or any of its subsidiaries taken as a whole or compel Danaher or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Danaher or the Purchaser or Microtest or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Danaher or the Purchaser to conduct its business or own such assets, in any such case under this clause (2), which would reasonably be expected to have a Material Adverse Effect on Danaher or a Material Adverse Effect on Microtest, (3) impose material limitations on the ability of Danaher or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Danaher on all matters properly presented to the Microtest stockholders, or (4) require divestiture by Danaher or the Purchaser of any Shares; or

     (b) there will be instituted or pending any action or proceeding by any governmental entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (1) through (4) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses
  (1) through (4) of paragraph (a) above; or

     (c) any event or change will have occurred in the business, assets, liabilities, financial condition or results of operations of Microtest or any of its subsidiaries that has, or could reasonably be expected to have, a Material Adverse Effect on Microtest; or

     (d) (1) the Microtest Board or any committee of the Microtest Board will have withheld or withdrawn or will have modified or amended in a manner adverse to Danaher or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or will have approved or recommended any Acquisition Transaction, (2) any person will have entered into an agreement, agreement in principle or any other contract with Microtest with respect to an Acquisition Transaction, or (3) the Microtest Board or any committee of the Microtest Board will have resolved to do or enter into any of the foregoing; or

     (e) Microtest, the Purchaser and Danaher will have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement will have been terminated in accordance with its terms; or

     (f) any of the representations and warranties of Microtest set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on Microtest, will not be true and correct, as if those representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of that specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (1) have a Material Adverse Effect on Microtest, (2) prevent or materially delay the consummation of the Offer, (3) materially increase the cost of the Offer to the Purchaser or (4) have a material adverse effect on the benefits to Danaher of the transactions contemplated by the Merger Agreement; or

     (g) Microtest will have failed to perform in any material respect or to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement required to be performed or complied with prior to the time of such determination; or

     (h) there will have occurred, and continue to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, (2) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (4) a commencement of a war, commencement of armed hostilities that has or is reasonably likely to have a Material Adverse Effect on Microtest, or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions; or

     (i) any of the directors of Microtest, and, to the extent requested by Purchaser, of any or all of Microtest's subsidiaries, shall not have submitted a letter of resignation effective as of the Effective Time, or any such letter of resignation shall no longer be in full force and effect.

   The foregoing conditions (including those set forth in clauses (A), (B) and (C) of the initial paragraph of this Section 14) are for the benefit of Danaher and the Purchaser and may be asserted by Danaher or the Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Danaher or the Purchaser in whole or in part at any time and from time to time (provided that no individual condition may be reasserted after it has been waived, and provided further that, except for the conditions set forth in clause

(B) of the initial paragraph, no condition may be waived after the Expiration
Date) in each case in the exercise of the reasonable discretion of Danaher and the Purchaser and subject to the terms of the Merger Agreement. The failure by Danaher or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

   As used in the Merger Agreement, the term "Material Adverse Effect on Microtest" means any change in or effect on the business, assets, liabilities, financial condition or results of operations of Microtest and its subsidiaries taken as a whole that, individually or in the aggregate with all other changes and effects, would reasonably be expected to be materially adverse to Microtest and its subsidiaries taken as a whole, other than (a) the effects of changes that are generally applicable to (i) the United States economy or securities markets, or (ii) the world economy or international securities markets, and (b) changes or effects to the extent arising from the announcement of the Merger Agreement and the transactions contemplated thereby (including the sale or other disposition of the Excluded Business, and the shut-down of the NAS Business (excluding the Excluded Business), contemplated by the Merger Agreement and any loss of relationships with customers, suppliers, distributors, sales representatives or employees or the delay or cancellation of orders for products or services, in each case to the extent arising from such announcement); provided, that a change in the market price or trading volume of the Shares will not, in and of itself, constitute a Material Adverse Effect on Microtest (it being understood that this proviso does not exclude any underlying change or effect which resulted in such change in the market price or trading volume). As used in the Merger Agreement, the term "Material Adverse Effect on Danaher" means any change in or effect on the business, assets, liabilities, financial condition or results of operations of Danaher or any of its subsidiaries that, individually or in the aggregate, would be materially adverse to Danaher and its subsidiaries taken as a whole.

15.  Legal Matters; Required Regulatory Approvals.

   Except as set forth in this Offer to Purchase, based on our review of publicly available filings by Microtest with the SEC and other information regarding Microtest, we are not aware of any licenses or regulatory permits that appear to be material to the business of Microtest and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, except as set forth in this Offer to Purchase, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Microtest's or its subsidiaries' businesses, or that certain parts of Microtest's, Danaher's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and Section 14 for a description of the conditions to the Offer.

   State Takeover Laws. A number of states (including Delaware, where Microtest is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser's acquisition of Shares in the Offer and the Merger.

   Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Danaher filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on June 18, 2001, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on July 3, 2001, unless earlier terminated by the FTC or the Antitrust Division, Danaher receives a request for additional information or documentary material prior to that time, or for any reason the initial waiting period is not deemed to have begun at the time of the initial filing. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Danaher, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Danaher's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with Danaher's consent. The FTC or the Antitrust Division may terminate the additional ten-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Microtest is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Microtest's failure to make those filings nor a request made to Microtest from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as the acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Danaher, the Purchaser, Microtest or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

   Based upon an examination of publicly available information relating to the businesses in which Microtest is engaged, Danaher believes that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

   Other Foreign Approvals. According to publicly available information, Microtest conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may also require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such other countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on the Surviving Corporation's operations conducted in those countries and jurisdictions as a result of the acquisition of the Shares in the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that such approvals or consents will be granted and, if such approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause Microtest or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Microtest or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

   Both Danaher and Microtest are required to file a pre-merger notification with the Administrative Council for Economic Defense of Brazil ("CADE"), that country's antitrust regulatory agency. Danaher expects that the parties will make these filings promptly following the date of this Offer to Purchase. CADE does not require that Danaher, the Purchaser or Microtest obtain any clearance or approval from it in order for the Purchaser to purchase shares in the Offer or consummate the Merger, although certain post-closing implementation matters in Brazil may need to be postponed until Brazilian clearance is received.

16.  Fees and Expenses.

   We have retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, banks, agents, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

   In addition, we have retained SunTrust Bank as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  Miscellaneous.

   We are not aware of any jurisdiction where the making of the Offer is prohibited by any applicable law. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared in applicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

   We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning Microtest, except that copies will not be available at the regional offices of the SEC.

   We have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Danaher, the Purchaser, Microtest or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          PHOENIX ACQUISITION CORP.

June 21, 2001

                                   SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF DANAHER AND THE PURCHASER

   Directors and executive officers of Danaher. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Danaher. Unless otherwise indicated below each occupation set forth opposite each person refers to employment with Danaher. Unless otherwise indicated, the business address of each such person is c/o Danaher, at 2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C. 20006-1813, and each such person is a citizen of the United States of America.

1. Directors of Danaher

                                 Present Principal Occupation and Five-Year
 Name                                        Employment History
 ----                            ------------------------------------------
 Mortimer M. Caplin......... Senior Member of Caplin & Drysdale, a law firm in
                             Washington, D.C., for over five years; Director of
                             Fairchild Corporation and Presidential Realty
                             Corporation. Caplin & Drysdale, One Thomas Circle
                             NW, Suite 1100, Washington, DC 20005

 Donald J. Ehrlich.......... President, Chairman and Chief Executive Officer of
                             Wabash National Corp. for over five years;
                             Director of Indiana Secondary Market for
                             Educational Loans, Inc. and INB National Bank,
                             N.W. Wabash National Corp. 1000 Sagamore Parkway
                             South, Lafayette, IN 47905

 Walter G. Lohr, Jr. ....... Partner of Hogan & Hartson, a law firm in
                             Baltimore, Maryland, for over five years. Hogan &
                             Hartson, 111 S. Calvert Street, Suite 1600,
                             Baltimore, MD 21202-6191

 Mitchell P. Rales.......... Chairman of the Executive Committee of Danaher
                             since 1990; during the past five years he has been
                             a principal in a number of private business
                             entities with interests in manufacturing
                             companies, media operations and publicly traded
                             securities; director of Imo Industries Inc.

 Steven M. Rales............ Chairman of the Board of Danaher since 1984;
                             during the past five years he has been a principal
                             in a number of private business entities with
                             interests in manufacturing companies, media
                             operations and publicly traded securities;
                             director of Imo Industries Inc.

 H. Lawrence Culp, Jr. ..... President and Chief Executive Officer of Danaher
                             since May 2001; appointed Chief Operating Officer
                             in 2000 and Executive Vice President in 1999; has
                             served in general management positions within
                             Danaher for more than the past five years.

 Alan G. Spoon.............. General partner of Polaris Venture Partners;
                             director of American Management Systems, Inc.,
                             Human Genome Sciences, Inc. and Ticketmaster
                             Online-CitySearch, Inc. Polaris Venture Partners,
                             1000 Winter Street, Waltham, MA 02451.

 A. Emmet Stephenson, Jr. .. President of Stephenson and Co., a private investment firm in Denver, Colorado for more than five years; Chairman of StarTek, Inc. for more than five years. Stephenson and Company, 100
                             Garfield Street, Denver, CO 80206.

2. Executive Officers of Danaher

                                                                       Date Became
          Name                          Present Title               Executive Officer
          ----                          -------------               -----------------
Steven M. Rales.........  Chairman of the Board                           1984

Mitchell P. Rales.......  Chairman of the Executive Committee             1984

H. Lawrence Culp, Jr....  President and Chief Executive Officer           1995

Patrick W. Allender.....  Executive Vice President, Chief Financial
                          Officer and Secretary                           1987

Philip W. Knisely.......  Executive Vice President                        2000

Steven E. Simms.........  Executive Vice President                        1996

William J. Butler.......  Vice President and Group Executive              1999

Thomas S. Gross.........  Vice President and Group Executive              1999

Daniel L. Comas.........  Vice President--Corporate Development           1996

W. Bruce Graham.........  Vice President--Danaher Business Systems        2000

James H. Ditkoff........  Vice President--Finance and Tax                 1991

Dennis A. Longo.........  Vice President--Human Resources                 1997

Christopher C. McMahon..  Vice President--Controller                      1999

Daniel A. Pryor.........  Vice President--Strategic Development           2000

Uldis K. Sipols.........  Vice President--Procurement                     1999

   Steven M. Rales has served as Chairman of the Board since January 1984. In addition, during the past five years he has been a principal in a number of private business entities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of Imo Industries, Inc.

   Mitchell P. Rales has served as a director of Danaher since January 1984. In addition, during the past five years he has been a principal in a number of private business entities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of Imo Industries, Inc.

   H. Lawrence Culp, Jr. was appointed President and Chief Executive Officer in May 2001. Previously, Mr. Culp had been appointed Chief Operating Officer of Danaher in 2000 and Executive Vice President in 1999. He has served in general management positions within Danaher for more than the past five years.

   Patrick W. Allender has served as Chief Financial Officer of Danaher since March 1987 and was appointed Executive Vice President in November 1999.

   Philip W. Knisely was appointed Executive Vice President of Danaher in 2000. He had previously served Colfax Corporation (a diversified industrial manufacturing company) as President and Chief Executive Officer. Colfax Corporation is majority-owned by Steven and Mitchell Rales.

   Steven E. Simms was appointed Executive Vice President of Danaher in 1999. He joined Danaher in 1996 as Vice President and Group Executive, and had previously served Black & Decker, most recently as President--Worldwide Accessories Business.

   William J. Butler was appointed Vice President and Group Executive of Danaher in 1999. He has served in general management positions within Danaher for more than the past five years.

   Thomas S. Gross was appointed Vice President and Group Executive of Danaher in 1999. He had previously served Xycom Automation Inc. (a provider of automation hardware and software) as President, and prior to joining 6 Xycom in 1998, he served Allen-Bradley/Rockwell Automation (a provider of industrial control and automation products) in various management positions for more than five years.

   Daniel L. Comas was appointed Vice President-Corporate Development of Danaher in 1996. He has served Danaher in an executive capacity in the corporate development area for more than the past five years.

   W. Bruce Graham was appointed Vice President-Danaher Business Systems (DBS) in 2000. He previously served in general management positions within Danaher's Hand Tool Group for more than the past five years.

   James H. Ditkoff has served as Vice President-Finance and Tax of Danaher since January 1991.

   Dennis A. Longo was appointed Vice President-Human Resources of Danaher in 1997. He has served Danaher as a human resources executive for more than the past five years.

   Christopher C. McMahon was appointed Vice President-Controller of Danaher in August 1999. He has served in financial management positions within Danaher for more than the past five years.

   Daniel A. Pryor was appointed Vice President-Strategic Development of Danaher in 2000. He has served in general management positions within Danaher for more than the past five years.

   Uldis K. Sipols was appointed Vice President-Procurement of Danaher in 1999. He had previously served AMP, Inc. (an electronic products manufacturer) as Vice President, Global Procurement, and before joining AMP in 1997 held various procurement management positions with Ford Motor Company for more than five years.

   Directors and executive officers of the Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated below each occupation set forth opposite each person refers to employment with Danaher. The business address of each such person is c/o Danaher, at 2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C. 20006-1813, and each such person is a citizen of the United States of America.

1. Directors of Purchaser

                          Present Principal Occupation and Five-Year Employment
 Name                                            History
 ----                     -----------------------------------------------------
 Patrick W. Allender..... Chief Financial Officer of Danaher since March 1987;
                          appointed Executive Vice President in November 1999.

 James H. Ditkoff........ Vice President--Finance and Tax of Danaher since
                          January 1991.

 Christopher C. McMahon.. Vice President--Controller of Danaher since 1999; has served in financial management positions within Danaher for more than the past five years.

2.  Executive Officers of the Purchaser

                                                                 Date Became
Name                                    Present Title         Executive Officer
----                                    -------------         -----------------
Christopher Odell............... President                          2001

Christopher C. McMahon.......... Vice President and Secretary       2001

Mark Kuhn....................... Vice President and Treasurer       2001

Daniel L. Comas................. Vice President                     2001

   Christopher Odell was appointed President of the Purchaser in June 2001. Mr. Odell has served as President of Fluke Networks, Inc., a wholly-owned subsidiary of Danaher, since it was incorporated in April 2000. Mr. Odell served as manager of the Networks Division of Fluke Corporation from June 1996 until April 2000.

   Christopher C. McMahon was appointed Vice President and Secretary of the Purchaser in June 2001. Mr. McMahon was appointed Vice President-Controller of Danaher in August 1999. He has served in financial management positions within Danaher for more than the past five years.

   Mark Kuhn was appointed Vice President and Treasurer of the Purchaser in June 2001. Mr. Kuhn has served as Vice President and Treasurer of Fluke Networks, Inc. since January 2001. Mr. Kuhn served as corporate controller of HomeAdvisor Technologies, Inc., a subsidiary of Microsoft Corporation, from August 2000, until January 2001. From June 1998, to August 2000, Mr. Kuhn was Vice President Finance of Fluke Corporation. From 1994 to June 1998, Mr. Kuhn was Vice President and Manufacturing Manager of the Danaher Controls Group of Danaher Corporation.

   Daniel L. Comas was appointed Vice President of the Purchaser in June 2001. Mr. Comas is the Vice President-Corporate Development of Danaher. He has served Danaher in an executive capacity in the corporate development area for more than the past five years.

   Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder of Microtest or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 SunTrust Bank

 Facsimile for Eligible            By Mail:            By Overnight Courier or
      Institutions:              SunTrust Bank                By Hand:
      404-865-5371           Post Office Box 4625           SunTrust Bank

                            Atlanta, Georgia 30302         Stock Transfer
  Confirm by Telephone:                                      Department
     1-800-568-3476                                      58 Edgewood Avenue
                                                           Room 225, Annex
                                                       Atlanta, Georgia 30303

   You may direct questions and requests for assistance to the Information Agent at its address and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005

                 Banks and Brokers Call Collect (212) 269-5550
                    All Others Call Toll Free (800) 207-2872